Investor Contact:
Jacquie Ross
408-863-2917
jross@borland.com

Media Contact:
Celine Allee
408-863-2916
callee@borland.com

BORLAND ANNOUNCES ADDITIONAL STOCK REPURCHASE
AUTHORIZATION OF UP TO $15 MILLION

ADOPTS RULE 10b5-1 STOCK REPURCHASE PLAN

SCOTTS VALLEY, Calif. — August 7, 2003 — Borland Software Corporation (Nasdaq NM: BORL) today announced that its Board of Directors has authorized an additional repurchase of up to $15 million in Borland common stock.

Borland stated that, under the additional authorization, shares will be repurchased in the open market, and in accordance with a written plan adopted pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934. Borland intends to finance the repurchases using its available cash.

The shares to be repurchased under this Rule 10b5-1 plan are in addition to the $30 million share repurchase program previously authorized by the Borland Board of Directors in September 2001. Under the previous authorization, approximately $12.7 million remains available for future repurchases. Borland intends to continue to repurchase shares under the previous authorization from time to time in the open market or in privately negotiated transactions depending on market conditions, share price and availability and other factors at Borland’s discretion.

There can be no assurances as to the exact number, or aggregate value, of shares that will be repurchased by Borland. Subject to the rules and regulations of the Securities Exchange Act of 1934, and other applicable laws, the Rule 10b5-1 plan may be suspended or discontinued at any time in Borland’s sole discretion.

Rule 10b5-1 allows a company to repurchase its shares at times when it otherwise might be prevented from doing so under the insider trading laws or because of self-imposed blackout periods, provided, among other considerations, that repurchases are made pursuant to a plan adopted when the company is not aware of material nonpublic information or is not otherwise prohibited from acquiring its own shares. Repurchases under Borland’s Rule 10b5-1 Plan will be executed by Banc of America Securities.

The Rule 10b5-1 share purchases are expected to commence on August 11, 2003 and will continue until the company repurchases 1,000,000 shares of its common stock or it reaches the aggregate limit of $15 million, whichever occurs first.

Dale L. Fuller, Borland’s president and chief executive officer, remarked, “The board’s increased authorization of our stock repurchase program is a reflection of the confidence that the board and management have in Borland’s operating fundamentals, business opportunities and growth prospects. We believe that this new stock repurchase program demonstrates our continued commitment to deliver long-term shareholder value.”

About Borland

Borland Software Corporation (Nasdaq NM: BORL) is a world leader in platform independent software development and deployment solutions that are designed to accelerate the entire application development lifecycle. By connecting managers, testers, designers, developers, and implementers in real time, Borland enables enterprises worldwide to define and sustain their competitive advantage. For more information, visit: www.borland.com or the Borland Developer Network at http://bdn.borland.com.

All Borland brand and product names are trademarks or registered trademarks of Borland Software Corporation in the United States and other countries. All other marks are the property of their respective owners.

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